UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2007

WIRELESS FACILITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27231	13-3818604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4810 Eastgate Mall

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 228-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On July 7, 2007, Wireless Facilities, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Acquisition Agreement”) with Burgundy Acquisition Corporation (“Burgundy”) pursuant to which the Company has agreed to sell to Burgundy all of the assets used in the conduct of the operation of the Company’s Wireless Network Services business segment that provides deployment services to the non-government wireless communications industry in the United States (the “Business”), including the Wireless Facilities name, on the terms set forth in the Acquisition Agreement (the “Acquisition”).  The completion of the Acquisition is subject to customary closing conditions.  The Board of Directors of each of the Company and Burgundy approved the Acquisition and the Acquisition Agreement.

The aggregate consideration to be paid by Burgundy in connection with the Acquisition is $24,000,000, subject to certain adjustments.  Pursuant to the terms of the Acquisition Agreement, Burgundy will pay $18,000,000, subject to certain adjustments, in cash at the closing.  In addition, Burgundy may pay up to $6,000,000 following completion of a three-year earnout arrangement commencing January 1, 2008, based upon cumulative cash collections of the Business from customers over the earnout period pursuant to the terms set forth in an Earnout Agreement to be executed by the parties at the closing of the Acquisition (the “Earnout Agreement”).

The foregoing descriptions of the Acquisition Agreement and the Earnout Agreement do not purport to be complete and are qualified in their entirety by the Acquisition Agreement and the Earnout Agreement attached as Exhibit 2.1 and Exhibit 10.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.  The Company issued a press release on July 9, 2007 regarding the execution of the Acquisition Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The Acquisition Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company and Burgundy.  The Acquisition Agreement contains representations and warranties that each of the Company and Burgundy made to the other.  The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Acquisition Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Acquisition Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 5.02(e)  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2007, the Compensation Committee of the Board of Directors of the Company approved the terms of a Change in Control Agreement with Laura Siegal, the Company’s Vice President and Controller, providing that, among other things, upon a change of control Ms. Siegal is entitled to (i) the immediate vesting of fifty percent (50%) of all stock options and stock appreciation rights granted to Ms. Siegal that remain unvested as of the date of the change in control and (ii) the vesting of the remaining stock options and stock appreciation rights on the earlier of the one year anniversary date of the change of control or the termination of, or resignation by, Ms. Siegal as a result of certain triggering events following the change in control.

In addition, if following a change of control Ms. Siegal is terminated without cause, Ms. Siegal is entitled to receive a severance payment equal to nine months of her base salary and, if needed, her then current health insurance coverage at the then current employee cost during the nine month period following such termination.  If Ms. Siegal resigns from the Company as a result of certain triggering events following a change in control, Ms. Siegal is entitled to receive a severance payment equal to nine months of her base salary plus her maximum bonus amount for such nine month period and, if needed, her then current health insurance coverage at the then current employee cost during the nine month period following such resignation.  Further, in the event that Ms. Siegal is terminated without cause, Ms. Siegal is entitled to the immediate vesting of one hundred percent (100%) of all stock options and stock appreciation rights granted to Ms. Siegal as of the date of such termination.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1

Asset Purchase Agreement, dated July 7, 2007, by and between Wireless Facilities, Inc. and Burgundy Acquisition Corporation. Certain schedules and exhibits referenced in the Asset Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

10.1	Form of Earnout Agreement to be executed by Wireless Facilities, Inc. and Burgundy Acquisition Corporation at the closing of the Acquisition.

99.1	Press Release of Wireless Facilities, Inc. issued on July 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS FACILITIES, INC.

Date: July 12, 2007	/s/ James R. Edwards
James R. Edwards
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
2.1

Asset Purchase Agreement, dated July 7, 2007, by and between Wireless Facilities, Inc. and Burgundy Acquisition Corporation. Certain schedules and exhibits referenced in the Asset Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

10.1	Form of Earnout Agreement to be executed by Wireless Facilities, Inc. and Burgundy Acquisition Corporation at the closing of the Acquisition.

99.1	Press Release of Wireless Facilities, Inc. issued on July 9, 2007.